Exhibit 10.3

FORM OF

OMNIBUS AGREEMENT

BY AND AMONG

LEHIGH GAS PARTNERS LP,
LEHIGH GAS GP LLC,
LEHIGH GAS CORPORATION,
LEHIGH GAS-OHIO, LLC

AND

JOSEPH V. TOPPER, JR.

OMNIBUS AGREEMENT

This Omnibus Agreement is entered into on, and effective as of,               , 2012 (the “Closing Date”), and is by and among Lehigh Gas Partners LP, a Delaware limited partnership (the “MLP” or the “Partnership”), Lehigh Gas GP LLC, a Delaware limited liability company and the general partner of the MLP (the “General Partner”), Lehigh Gas Corporation, a Delaware corporation (“LGC”), and, for purposes of Article X only, Lehigh Gas-Ohio, LLC, a Delaware limited liability company (“LGO”), and, for purposes of Section 2.5, Article X and Article XI only, Joseph V. Topper, Jr. (“Topper”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, on the Closing Date, LGC and certain of its Affiliates will contribute and/or sell certain assets and interests to the MLP (the “Contribution”) in exchange for limited partnership interests in the MLP, cash and other consideration agreed to by the Parties; and

WHEREAS, in connection with the Contribution, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to (1) specified indemnification obligations of LGC, (2) Services to be provided by LGC hereunder and (3) certain payment, reimbursement, and other obligations of the Parties.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.

“Affiliate” is defined in the MLP Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Audit Right” is defined in Article IX.

“Base Management Fee” is defined in Section 5.1(a).

“Board” means the Board of Directors of the General Partner.

“Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York.

“Closing Date” is defined in the Preamble.

“Common Unit” is defined in the MLP Agreement.

“Confidential Information” means all information, including information relating to the MLP Group, (i) furnished to LGC or its representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by LGC or its representatives containing or based in whole or in part on any such furnished information.

“Conflicts Committee” is defined in the MLP Agreement.

“Contribution” is defined in the Recitals.

“Contribution Agreement” means the Merger, Contribution, Conveyance and Assumption Agreement dated as of the Closing Date by and among the MLP, the General Partner, LGC, Lehigh Kimber Realty, LLC, Energy Realty OP LP, EROP — Ohio Holdings, LLC, Kwik Pik Realty — Ohio Holdings, LLC, Kwik Pik, - Ohio Holdings, LLC, Kimber Petroleum Corporation, Lehigh Gas Wholesale Services, Inc., Lehigh Gas Wholesale LLC, John B. Reilly, III and Topper.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Closure” means completion of Environmental Activities in accordance with applicable Environmental Laws such that a release, covenant not to sue, no further action letter, or other written approval by a Governmental Authority with jurisdiction over the remediation process is issued by such Governmental Authority or is established by operation of law.

“Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health or the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances.

Without limiting the foregoing, Environmental Laws include the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“General Partner” is defined in the Preamble.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“Hazardous Substance” means (i) any substance that is designated, defined, listed, regulated or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or the Release of which may give rise to Liability under any Environmental Law, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state, and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Indemnified Party” is defined in Section 6.2.

“Indemnifying Party” is defined in Section 2.3(a).

“Initial Term” means the period from the Closing Date until 12:01 a.m. on the forty-second month anniversary of the Closing Date (or the next Business Day thereafter).

“LGC” is defined in the Preamble.

“LGC Covered Environmental Losses” means Losses by reason of or arising out of:

(i)                                     with respect to assets of the Partnership or its subsidiaries, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(ii)                                  any event, omission, or condition associated with the assets of the Partnership or its subsidiaries (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the assets of the Partnership or its subsidiaries or the exposure to or Release of Hazardous Substances arising out of operation of the assets of the Partnership or its subsidiaries at locations not owned by the Partnership or its subsidiaries) including (a) the cost and expense of any Environmental Activities and (b) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), first occurred on or after the Closing Date.

“LGC Indemnified Party” is defined in Section 6.2.

“LGO” is defined in the Preamble.

“Losses” means any and all losses, damages, obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Management Fee” is defined in Section 5.1(a).

“MLP” is defined in the Preamble.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as it may be amended, modified or supplemented from time to time; provided, however, that if any such amendment, modification or supplement in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units, or (ii) materially limit or impair the rights of the MLP or reduce the obligations of LGC, LGO or Topper under this Agreement, then such amendment, modification or supplement shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.

“MLP Assets” means the assets contributed to the Partnership pursuant to the Contribution Agreement.

“MLP Change of Control” means LGC and Topper cease to Control the General Partner or the General Partner is removed as general partner of the MLP.

“MLP Covered Environmental Losses” means Losses by reason of or arising out of:

(i)                                     with respect to the MLP Assets, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(ii)                                  any event, omission, or condition associated with the MLP Assets (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations) including (a) the cost and expense of any Environmental Activities and (b) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), first occurred before the Closing Date.

“MLP Group” means the MLP, the General Partner and the subsidiaries of the MLP.

“MLP Indemnified Party” is defined in Section 2.3.

“MLP Services Indemnified Party” is defined in Section 6.1.

“Offering” means the initial public offering of Common Units as contemplated in the Registration Statement.

“Partnership” is defined in the Preamble.

“Party” and “Parties” are defined in the Preamble.

“Person” means an individual or entity (including a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority).

“Properties” means the properties now owned or hereafter acquired by the MLP Group, including the MLP Assets.

“Registration Statement” means the Registration Statement on Form S-1, as amended (No. 333-181370), filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Services” means the services to be provided by or on behalf of LGC to the General Partner for the benefit of the MLP Group pursuant to this Agreement as set forth in Exhibit A.

“State Programs” is defined in Section 2.3(e).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or by operation of law.

“Term” means the period commencing with the Closing Date and ending on the date of termination of this Agreement pursuant to Section 8.1.

“Topper” is defined in the Preamble.

“Variable Management Fee” is defined in Section 5.1(a).

1.2                               Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
INDEMNIFICATION

2.1                               Title, Tax and Environmental Indemnifications.  Subject to the provisions of Sections 2.2, 2.3 and 2.4, LGC shall indemnify, defend and hold harmless the MLP Group from and against:

(a)                                 any Losses suffered or incurred by the MLP Group by reason or arising out of the failure (i) of the MLP Group to be the owner of valid and indefeasible title, easement rights, leasehold and/or fee ownership interests in and to the MLP Assets, and such failure deprives the MLP Group from the economic benefits of the MLP Assets or renders the MLP Group liable or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets were (A) used and operated by LGC and/or its applicable Affiliate immediately prior to the Closing Date as described in the Registration Statement or (B) are intended to be used by the MLP Group from and after the Closing Date as described in the Registration Statement, and (ii) of the owner or operator of the MLP Assets to obtain, prior to the Closing Date, all material consents and permits necessary to conduct the MLP Group’s business;

(b)                                 other than federal, state and local income taxes disclosed in the most recent pro forma balance sheet of the MLP included in the Registration Statement or incurred in the ordinary course of business thereafter, any Losses suffered or incurred by the MLP Group by reason of or arising out of any federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date; and

(c)                                  any MLP Covered Environmental Losses suffered or incurred by the MLP Group.

2.2                               Limitations Regarding Indemnification.

(a)                                 The indemnification obligations set forth in Section 2.1(a) shall survive until the three and one-half (3½) year anniversary of the Closing Date and the indemnification obligations set forth in Section 2.1(b) and (c) shall survive until 60 days after the expiration of any applicable statute of limitations; provided, however, that any such indemnification obligation shall remain in full force and effect thereafter only with respect to any bona fide claim made thereunder prior to any such expiration and then only for such period as may be necessary for the resolution thereof.

(b)                                 Each of the Parties hereto understands and agrees that, in the absence of fraud or willful misconduct, the indemnity provisions set forth in this Article II are the sole and exclusive remedy of the MLP Indemnified Parties (as defined below) with respect to any Losses that have been or may be suffered by an MLP Indemnified Party in connection with the Contribution and/or the matters that are the subject of indemnification under Section 2.1.

2.3                               Indemnification Procedures.

(a)                                 Each member of the MLP Group seeking indemnification (each, an “MLP Indemnified Party”) pursuant to this Article II agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article II (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that no MLP Indemnified Party shall submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement); provided further, that failure to timely provide such notice shall not affect the right of the MLP Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the MLP Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that such counsel shall be reasonably acceptable to the MLP Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the MLP Indemnified Parties unless it includes a full release of the MLP Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.

(c)                                  In the event that any claim brought against the MLP Indemnified Parties that is covered by the indemnification set forth in Article II is based on the presence of Hazardous Substances on, under, about or Releasing to or from property of the MLP Indemnified Parties that requires or necessitates Environmental Activity, the Indemnifying Party shall have the right to control all aspects of the Environmental Activity, including, without limitation, the selection of remediation or cleanup standards (to the extent such selection is permitted under applicable Environmental Law) based on activity and/or use limitations, so long as (i) the selected remediation or cleanup standards, and any activity or use limitations imposed (by deed restriction, environmental covenant or otherwise) in connection with the Environmental Activity would not unreasonably interfere with the current use of the property, (ii) the MLP Indemnified Parties shall have the right, but not the obligation, to fully participate in any Environmental Activities including making comments to documents to be submitted to any Governmental Authority, participating in meetings, and providing advice to LGC regarding procedural, substantive and strategic decisions, which LGC shall consider in good faith, (iii) the Indemnifying Party diligently and promptly pursues the completion of the Environmental Activity so as to attain Environmental Closure, and (iv) the Indemnifying Party complies with the requirements of Section 2.4.  Where imposition of an activity or use limitation as part of remediation of a property is permissible pursuant to the terms of this Section 2.3(c), the MLP Group shall cooperate with LGC with respect to the execution and recording of the required restrictive covenant, environmental covenant, or other instrument required in order to effectuate the limitation.  The Indemnifying Party’s indemnification obligations with respect to the remediation of Hazardous Substances shall cease upon Environmental Closure.

(d)                                 The MLP Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article II, including, without limitation, the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the MLP Indemnified Parties may receive, permitting the names of the MLP Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying Parties of any files, records or other information of the MLP Indemnified Parties that Indemnifying Parties consider relevant to such defense and the making available to Indemnifying Parties of any employees of the MLP Indemnified Parties; provided, however, that in connection therewith Indemnifying Parties agree to use reasonable efforts to minimize the impact thereof on the operations of the MLP Indemnified Parties and further agree to reasonably maintain the confidentiality of all files, records and other information furnished by the MLP Indemnified Parties pursuant to this Section 2.3.  In no event shall the obligation of the MLP Indemnified Parties to cooperate with Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the MLP Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the MLP Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Parties agree to keep any such counsel hired by the MLP Indemnified Parties reasonably informed as to the status of any such defense, but Indemnifying Parties shall have the right to retain sole control over such defense.

(e)                                  In determining the amount of any Losses for which the MLP Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the MLP Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the MLP Indemnified Parties as a result of such claim and (ii) all amounts recovered by the MLP Indemnified Parties under contractual indemnities from third parties or under state underground storage tank indemnification programs (“State Programs”).  The MLP Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities and State Programs; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees or State Program fees) of the MLP Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties.  To the extent that Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the MLP Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity or a State Program, Indemnifying Parties shall be subrogated to the rights of the MLP Indemnified Parties to receive the proceeds of such insurance or contractual indemnity or state programs.

(f)                                    LGC shall cause the Partnership and its subsidiaries to be named as additional insureds under its environmental insurance policies, except for the remediation cost containment policies set forth on Exhibit B hereto (and any replacements thereof). With respect to the remediation cost containment policies set forth on Exhibit B hereto (and any replacements thereof), LGC shall use commercially reasonable efforts to cause the Partnership and its subsidiaries to be named as additional insureds under such policies.

(g)                                 LGC hereby agrees to use commercially reasonable efforts to (i) realize any applicable insurance proceeds under the remediation cost containment policies set forth on Exhibit B hereto (and any replacements thereof) and (ii) access escrow accounts with respect to which LGC is the beneficiary that are attributable to a Property for which the MLP Indemnified Parties are entitled to indemnification hereunder.

(h)                                 Notwithstanding anything herein or in the MLP Agreement to the contrary, the Parties hereto hereby acknowledge and agree to treat and report for all United States federal, and state and local, income tax purposes and for all Capital Account (as defined in the MLP Agreement) purposes: (a) any indemnification payment(s) required to be made by LGC pursuant to Article II of this Agreement in respect of MLP Covered Environmental Losses and Other Losses of any MLP Group member other than Lehigh Gas Wholesale Services, Inc. (“Services”) as nontaxable contributions to the capital of the Partnership under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, with any such payment(s) so required to be made by LGC in respect of MLP Covered Environmental Losses and Other Losses of Services as direct remittances to Services; (b) any losses, deductions and expenditures paid and/or incurred by the Partnership and/or any other MLP Group member (other than Services) for and/or in respect of any MLP Covered Environmental Losses and other Losses for which such payment(s) referred to in clause (a) are required to be made as being specially allocated (and allocable) to LGC (but only to the extent that such MLP Covered Environmental Losses and/or Other Losses have not already been reflected in the Capital Account of LGC (e.g., as a Capital Account-reducing liability described in Treasury Regulations Section 1.752-7); provided, further, the aggregate amount of such losses, deductions and expenditures that shall otherwise be permitted to be so allocated, either directly or indirectly, pursuant to the foregoing (including through a “tax disregarded entity”), to LGC under this clause (b) and otherwise under the MLP Agreement shall also not exceed the aggregate amount of the payment(s) referred to in clause (a) that are actually made by, and credited to the Capital Account of, LGC; and (c) any indemnification payment(s) required to be made by MLP pursuant to Section 6.2(b) as not, either directly or indirectly, reducing or decreasing the Capital Account of LGC.

2.4                                 Access Rights.  Upon reasonable advance notice, the MLP Group shall afford to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of LGC reasonable access, during normal business hours, to the MLP Assets in order to conduct any Environmental Activity that LGC has agreed to perform or is responsible for performing or to otherwise observe, review or evaluate any matters for which the MLP Group may seek indemnification from LGC pursuant to this Article II; provided that any such access shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the MLP Group and LGC shall indemnify, defend and hold harmless the MLP Group from and against any Losses of the MLP Group arising from personal injury, property damage, or threatened or actual environmental contamination as a result of the access granted hereby to the directors, officers, employees, accountants, counsel, agents, consultants, auditors and other authorized representatives of LGC.

2.5                                 Past Acquisitions.  LGC and Topper agree to (and to cause their applicable Affiliates to) assign to the MLP all legal rights to pursue claims for indemnification included in any acquisition agreements pursuant to which LGC or such Affiliates (excluding the MLP Group) acquired any of the MLP Assets.  If such legal rights are not assignable pursuant to the terms of such acquisition agreements or for any other reason, LGC and Topper agree to (and to cause their applicable Affiliates to) pursue its remedies for any indemnifiable claims on behalf of the MLP.

ARTICLE III
PROVISION OF SERVICES

3.1                                 Services.  During the Term, LGC shall provide (or cause to be provided) the Services to the General Partner for the benefit of the MLP Group.  LGC is authorized to enter into and act on the General Partner’s behalf, as agent, in connection with any agreement with third parties reasonably related to the provision of the Services.  The General Partner may temporarily or permanently exclude any particular service from the scope of Services upon 90 days’ written notice to LGC.  LGC represents and warrants that the services set forth on Exhibit A are sufficient to operate the MLP Assets consistent with past practice.

3.2                                 LGC Information.  It is contemplated by the Parties that, during the Term, the General Partner will be required to provide certain notices, information and data necessary for LGC to perform the Services and its obligations under this Agreement.  LGC shall be permitted to rely on any information or data provided by the General Partner to LGC in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that LGC has actual knowledge that such information or data is inaccurate or incomplete.

ARTICLE IV
STANDARD OF CARE

4.1                                 Standard of Performance.  Subject to the liability standard set forth in Article VI, LGC shall (and shall cause its applicable subsidiaries, excluding the MLP Group, to) provide Services (a) using at least the same level of care, quality, timeliness and skill in providing the Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as the applicable Person’s past practice in performing like services for itself and its Affiliates in connection with the ownership or operation of the MLP Assets during the one-year period prior to the Closing Date, and (b) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable laws.

4.2                                 Procurement of Goods and Services.  To the extent that LGC is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, LGC shall use commercially reasonable efforts (a) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (b) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.

4.3                                 Protection from Liens.  LGC shall not permit any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.

4.4                                 Commingling of Assets.  To the extent LGC shall have charge or possession of any of the General Partner’s or the MLP Group’s assets in connection with the provision of the

Services, LGC shall separately maintain, and not commingle, the assets of the General Partner or the MLP Group with those of LGC or any other Person.

4.5                                 Insurance.  LGC shall obtain and maintain during the Term from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by LGC, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and LGC’s past practices.  LGC agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies.  Except with respect to workers’ compensation coverage, the policies shall name the General Partner and the Partnership as additional insureds and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the General Partner and the Partnership.  The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction.  The insurance policies and coverages shall be reviewed with the Board at least annually, beginning with the first Board meeting following the Closing Date.

4.6                                 Third-Party Intellectual Property.  If LGC uses or licenses intellectual property owned by third parties in the performance of the Services, LGC shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.

ARTICLE V
MANAGEMENT FEE AND LGC REIMBURSEMENT

5.1                                 Management Fee.

(a)                                  The Partnership shall pay LGC a management fee for providing the Services in an amount equal to (1) $420,000 per month (the “Base Management Fee”) plus (2) $0.0025 for each gallon of motor fuel distributed by the Partnership and its subsidiaries per month (the “Variable Management Fee” and, together with the Base Management Fee, the “Management Fee”). The first Base Management Fee, which shall be pro rated based on the number of days remaining in the month of the Closing Date, shall be due and payable on the Closing Date and each subsequent Base Management Fee shall be due and payable, in advance, on the first Business Day of each month.  The Variable Management Fee shall be paid by the Partnership to LGC as soon as practicable upon receipt by the General Partner of an invoice from LGC setting forth the Variable Management Fee owed by the Partnership to LGC.  If requested by the General Partner, LGC’s invoice for the Variable Management Fee shall provide reasonably detailed documentation supporting the gallons of motor fuel distributed reflected on such invoice.

(b)                                 At the end of each calendar year (i) the Partnership shall have the right to submit to LGC a proposal to reduce the amount of the Management Fee for such year if the Partnership believes, in good faith, that the Services performed by LGC for the benefit of the Partnership for such year do not justify payment of the amount of Management Fees paid by the

Partnership for such year; and (ii) LGC shall have the right to submit to the Partnership a proposal to increase the amount of the Management Fee for such year if LGC believes, in good faith, that the Services performed by LGC for the benefit of the Partnership for such year justify an increase in the Management Fee for such year.  If either Party submits such a proposal, LGC and the Partnership shall negotiate in good faith to determine if the Management Fee for such year should be reduced or increased, and, if so, the amount of such reduction or increase.  If the Parties agree that the Management Fee for that year should be reduced, then LGC shall promptly pay to the Partnership the amount of any reduction for such year and if the Parties agree that the Management Fee for such year should be increased, then the Partnership shall promptly pay to LGC the amount of any increase for such year.  In addition, during the course of the year, the Conflicts Committee shall review the Management Fee upon a material change in the structure of the Partnership or its business to ensure that it is fair to the Partnership and to LGC. If the Conflicts Committee determines that, based on a change in the structure of the Partnership or its business, the Management Fee should be modified or otherwise altered, LGC and the Partnership shall negotiate in good faith to determine the appropriate modification or alteration of the Management Fee.

5.2                                 LGC Reimbursement.

(a)                                  Subject to the limitations set forth in paragraph A of Exhibit A, the MLP shall reimburse LGC for all reasonable out of pocket third party fees, costs, taxes and expenses incurred by LGC or the General Partner on the Partnership’s or its subsidiaries’ behalf in connection with providing the Services required to be provided by LGC hereunder, including, but not limited to:

(i)                                     legal, accounting and other fees and expenses associated with being a public company;

(ii)                                  expenses related to the Partnership’s financings, mergers, acquisitions or dispositions of assets, and other similar transactions;

(iii)                               expenses related to insurance coverage for the Partnership’s assets or operations;

(iv)                              sales, use, excise, value added or similar taxes with respect to the services provided by LGC to the Partnership;

(v)                                 costs and expenses of Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third party claims, that are based on environmental conditions that first arise at Properties following the date hereof; and

(vi)                              cost or expenses incurred in connection with the Partnership’s environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses.

(b)                                 Reimbursement of the out of pocket third party fees, costs, taxes and expenses set forth in Section 5.2(a) shall be paid promptly by the Partnership to LGC upon receipt by the General Partner of an invoice from LGC setting forth amounts due under Section 5.2(a). If requested by the General Partner, LGC’s invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.

5.3                                 Taxes.  The MLP shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained for the provision of Services under this Agreement, including any Taxes in respect of the Services.

5.4                                 Disputed Reimbursements.

(a)                                  The General Partner may, within 30 days after receipt of an invoice from LGC, take written exception to any fees, costs, taxes and expenses described in Section 5.2(a) on the ground that the same was not a reasonable fee, cost, tax or expense incurred by LGC in connection with the provision of Services.  The General Partner shall nevertheless pay LGC in full when due the invoiced amount.  Such payment shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid.  However, if the amount as to which such written exception is taken, or any part thereof, is ultimately determined not to be a reasonable fee, cost, tax and expense incurred by LGC in connection with the provision of Services, such amount or portion thereof (as the case may be) shall be refunded by LGC to the General Partner together with interest thereon at the lesser of (i) the prime rate per annum established by the administrative agent under the revolving credit agreement of the MLP, as applicable, as in effect on the date of payment by the General Partner in respect of such contested invoice or (ii) the maximum lawful rate during the period from the date of payment by the General Partner to the date of refund by LGC.

(b)                                 If, within 20 days after receipt of any written exception pursuant to Section 5.4(a), the General Partner and LGC have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of the General Partner or LGC may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and LGC, on the other hand.  The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm.  The resolution by such auditing firm shall be final and binding on the Parties.

ARTICLE VI
INDEMNIFICATION; LIMITATIONS

6.1                                 Indemnification by LGC; Limitation of Liability.

(a)                                  LGC hereby agrees to defend, indemnify and hold harmless each member of the MLP Group and their respective members, partners and Affiliates (other than LGC) and each of their respective officers, managers, directors, employees and agents (each, an “MLP Services Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MLP Services Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of LGC in providing Services, but except to the extent arising out of the willful misconduct of any MLP Services Indemnified Party.

(b)                                 Except for claims under Section 6.1(a), in no event shall the aggregate liability of LGC with respect to any Losses that have been or may be suffered by the MLP Services Indemnified Parties in connection with the Services provided under this Agreement exceed $5,000,000.

6.2                                 Indemnification by the MLP.  The MLP hereby agrees to defend, indemnify and hold harmless LGC and its members, partners and Affiliates (other than the MLP Group) and each of their respective officers, managers, directors, employees and agents (each, a “LGC Indemnified Party” and, collectively with the MLP Services Indemnified Parties, each an “Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the LGC Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Losses (a) arise out of any acts or omissions of the LGC Indemnified Parties in connection with the provision of (or failure to provide) Services or (b) are LGC Covered Environmental Losses, in each case except to the extent that LGC is responsible for such Losses pursuant to Section 6.1.  Where permitted under its insurance policies, the Partnership shall cause LGC to be named as an additional insured under such policies.

6.3                                 Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1 AND SECTION 6.2, THE DEFENSE AND INDEMNITY OBLIGATIONS IN SECTION 6.1 AND SECTION 6.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT.  BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE VI HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

6.4                                 Exclusion of Damages; Disclaimers.

(a)                                  NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING UNDER ARTICLE II HEREOF) FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE

FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 6.4(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 6.1 OR SECTION 6.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 6.1 OR SECTION 6.2.

(b)                                 OTHER THAN AS SET FORTH IN SECTION 4.1, LGC DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE BENEFIT OF THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER LGC KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.  HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE GENERAL PARTNER, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE GENERAL PARTNER, THE GENERAL PARTNER IS ENTITLED TO CAUSE LGC TO RELY ON AND TO ENFORCE SUCH WARRANTY.

6.5                                 Survival.  The provisions of this Article VI shall survive the termination of this Agreement.

ARTICLE VII
CONFIDENTIALITY

7.1                                 Confidential Information.

(a)                                  Non-disclosure.  LGC shall maintain the confidentiality of all Confidential Information; provided, however, that LGC may disclose such Confidential Information:

(i)                                     to its Affiliates to the extent deemed by LGC to be reasonably necessary or desirable to enable it to perform the Services;

(ii)                                  in any judicial or alternative dispute resolution Proceeding to resolve disputes between LGC and the MLP Group arising hereunder;

(iii)                               to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which LGC is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, LGC shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure;

(iv)                              to LGC’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom LGC may enter into contractual relationships, to the extent deemed by LGC to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that LGC shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed;

(v)                                 if authorized by the General Partner; and

(vi)                              to the extent such Confidential Information becomes publicly available other than through a breach by LGC of its obligation arising under this Section 7.1(a).

LGC acknowledges and agrees that the Confidential Information is being furnished to LGC for the sole and exclusive purpose of enabling it to perform the Services and the Confidential Information may not be used by it for any other purpose.

(b)                                 Business Conduct. Subject to the last sentence of Section 7.1(a), nothing in this Article VII shall prohibit the MLP, LGC or any of their respective Affiliates from conducting business in any location, including in and near the areas where the MLP Assets are located.

(c)                                  Remedies and Enforcement.  LGC acknowledges and agrees that a breach by it of its obligations under this Article VII would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner.  Accordingly, LGC agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by LGC, without the necessity of posting bond or other security.  The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.

7.2                                 Survival.  The provisions of this Article VII shall survive the termination of this Agreement.

ARTICLE VIII
TERM AND TERMINATION

8.1                                 Term.  Except as set forth in Section 8.3, this Agreement shall remain in force and effect through the end of the Initial Term, and shall thereafter continue on a year-to-year basis, in each case unless terminated pursuant to Section 8.2.

8.2                                 Termination.

(a)                                  After the end of the Initial Term, this Agreement may be terminated by either Party prior to the expiration of any applicable annual term thereafter, upon 180 days’ written notice to the other Party;

(b)                                 This Agreement may be terminated at any time by LGC upon the General Partner’s or the MLP’s material breach of this Agreement, if (i) such breach is not remedied within 60 days (or 15 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the General Partner commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (ii) such breach continues for an additional 15 days (or 10 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice that the breach was not cured within the applicable time period set forth in clause (i).

(c)                                  This Agreement may be terminated at any time by the General Partner upon LGC’s material breach of this Agreement, if (i) such breach is not remedied within 60 days after LGC’s receipt of the General Partner’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that LGC commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered to LGC;

(d)                                 This Agreement may be terminated immediately by any Party upon an MLP Change of Control; or

(e)                                  This Agreement may be terminated by the General Partner at any time upon 180 days’ written notice to LGC.

8.3                               Survival.  The provisions of Article II, Article V (with respect to unpaid amounts due hereunder), Section 5.4, Article VI, Article VII, Article IX, Article X, Article XI and Article XII shall survive any termination of this Agreement.

ARTICLE IX
AUDIT RIGHTS

At any time during the Term and for one year thereafter, the General Partner shall have the right to review and, at the General Partner’s expense, to copy, the books and records maintained by LGC relating to the provision of the Services.  In addition, to the extent necessary to verify the performance by LGC of its obligations under this Agreement, the General Partner shall have the right, at the General Partner’s expense, to audit, examine and make copies of or extracts from the books and records of LGC (the “Audit Right”).  The General Partner may exercise the Audit Right through such auditors as the General Partner may determine in its sole discretion.  The General Partner shall (a) exercise the Audit Right only upon reasonable written notice to LGC and during normal business hours and (b) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to LGC.

ARTICLE X
BUSINESS OPPORTUNITIES

10.1                        Right of First Refusal.  Topper, LGC and LGO hereby agree, and will cause their controlled Affiliates to agree, for so long as Topper, LGC or their controlled Affiliates, individually or as part of a group, control the General Partner, that if Topper, LGC, LGO or any of their controlled Affiliates has the opportunity to acquire assets used, or a controlling interest in any business primarily engaged, in the wholesale motor fuel distribution or retail gas station operation businesses, then Topper, LGC, LGO or their controlled Affiliates will offer such acquisition opportunity to the Partnership and give the Partnership a reasonable opportunity to acquire, at a price equal to the purchase price paid or to be paid by Topper, LGC, LGO or their controlled Affiliates plus any related transaction costs and expenses incurred by Topper, LGC, LGO or their controlled Affiliates, such assets or business either before Topper, LGC, LGO or their controlled Affiliates acquire such assets or business or promptly after the consummation of such acquisition by Topper, LGC, LGO or their controlled Affiliates.  Any assets or businesses that the Partnership does not acquire pursuant to this right of first refusal may be acquired and operated by Topper, LGC, LGO or their controlled Affiliates.

10.2                        Right of First Offer.  Topper, LGC and LGO hereby agree, and will cause their controlled Affiliates to agree, for so long as Topper, LGC, LGO or their controlled affiliates, individually or as part of a group, control the General Partner, to notify the Partnership of their desire to sell any of its assets or businesses if Topper Group, LGO or any of their controlled Affiliates decides to attempt to sell (other than to another controlled Affiliate of Topper, LGC or LGO) any assets used, or any interest in any business primarily engaged, in the wholesale motor fuel distribution or retail gas station operation businesses, to a third party. Prior to selling such assets or businesses to a third party, Topper, LGC or LGO will negotiate with the Partnership exclusively and in good faith for a reasonable period of time, not to exceed 30 days, in order to give the Partnership an opportunity to enter into definitive documentation for the purchase and sale of such assets or businesses on terms that are mutually acceptable to Topper, LGC, LGO or their controlled Affiliates and the Partnership. If the Partnership and Topper, LGC, LGO or their controlled Affiliates have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such assets or businesses within such period, Topper, LGC, LGO or their controlled Affiliates will have the right to sell such assets or businesses to a third party following the expiration of such period on any terms that are acceptable to Topper, LGC, LGO or their controlled Affiliates and such third party.  This right of first offer will not apply to the sale of any assets or interests that Topper, LGC, LGO or their Affiliates own at the closing of the Offering that are not contributed to the Partnership in connection with the Offering.

10.3                        No Business Opportunities.  Subject to Section 10.1 and Section 10.2, none of the Parties nor any of their Affiliates shall have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other Party or their Affiliates.

10.4                        No Non-Compete.  Subject to the last sentence of Section 7.1(a) and to Section 10.1 and Section 10.2, the Parties and their Affiliates shall be free to engage in any business activity whatsoever without the participation of the other, including any activity that may be in direct competition with the MLP Group or LGC, as the case may be.

ARTICLE XI
UNDERTAKING TO OBTAIN CONSENTS

If there are any consents required to assign or otherwise transfer any contract to be contributed to the Partnership or its subsidiaries under the Contribution Agreement that have not been obtained (or otherwise are not in full force and effect) as of the Effective Time (as defined under the Contribution Agreement), LGC and Topper shall continue their efforts to obtain the required consents and, following the Effective Time, LGC, Topper and the Partnership shall use their respective commercially reasonable best efforts, and cooperate with each other, to obtain the required consent relating to each such contract as quickly as practicable. Pending the obtaining of such required consents relating to any such contract, and at no additional cost to the Partnership or its subsidiaries, LGC and Topper, on the one hand, and the Partnership, on the other hand, shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Partnership and its subsidiaries the benefits of use of each such contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Partnership and its subsidiaries of any and all rights of the contributing party against a third party thereunder) and the Partnership shall, and cause it subsidiaries to, undertake the obligations under such contract.  Once a required consent for the grant, contribution, bargain conveyance, assignment, transfer, set over and delivery of such a contract is obtained, each of LGC, Topper and the Partnership shall cause the prompt assignment, transfer, conveyance and delivery of such contract to the Partnership or its subsidiaries in accordance with the terms of the Contribution Agreement and each of LGC, Topper and the Partnership agree to execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to carry out the foregoing.

ARTICLE XII
MISCELLANEOUS

12.1                        Choice of Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.  Each of the Parties (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; (iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

12.2                        Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 12.2.

To LGC:

702 West Hamilton Street, Suite 203
Allentown, PA  18101
Attention:  Chief Executive Officer
Telephone:  (610) 625-8000
Facsimile:

To the MLP Group:

702 West Hamilton Street, Suite 203
Allentown, PA  18101
Attention:  Chief Executive Officer
With Copies to: Chair of the Conflicts Committee of the General Partner
Telephone:  (610) 625-8000
Facsimile:

12.3                        Entire Agreement.  Other than the Contribution Agreement, this Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

12.4                        Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

12.5                        Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

12.6                        Amendment or Modification.  This Agreement may be amended or modified only from time to time by the written agreement of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner (a) would have a material adverse effect on the holders of Common Units or (b) materially limit or impair the rights of the MLP or reduce the obligations of LGC, LGO or Topper under this Agreement.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.

12.7                        Assignment; No Third-Party Beneficiaries.  None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties.  Notwithstanding the foregoing, a merger of a Party shall not be deemed to be an assignment or transfer of its rights or a delegation of its obligations under this Agreement.  Furthermore, the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment or transfer of its rights or a delegation of its obligations under this Agreement if the assignee assumes all of the obligations under this Agreement.  The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

12.9                        Relationship of the Parties.  Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.

12.10                 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.11                 Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

12.12                 Withholding or Granting of Consent.  Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

12.13                 Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

12.14                 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of LGC, the General Partner or any of their respective Affiliates.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

LEHIGH GAS PARTNERS LP, a Delaware limited partnership

By:	Lehigh Gas GP LLC, its general partner

By:
Name:
Title:

LEHIGH GAS GP LLC, a Delaware limited liability company

By:
Name:
Title:

LEHIGH GAS CORPORATION, a Delaware corporation

By:
Name:
Title:

FOR PURPOSES OF ARTICLE X

LEHIGH GAS-OHIO, LLC, a Delaware limited liability company

By:
Name:
Title:

FOR PURPOSES OF SECTION 2.5, ARTICLE X, AND ARTICLE XI

Joseph V. Topper, Jr.

Signature Page to Omnibus Agreement

EXHIBIT A

DESCRIPTION OF SERVICES

SERVICES

A.                                    The following services will be provided by, or on behalf of, LGC consistent with LGC’s past practice in providing such services to manage and operate the MLP Assets and will not be outsourced to an independent third party, unless (1) it is an out of pocket expense associated with being a public company, or (2) LGC, believes, in good faith, that such services require a specialized level of expertise that LGC is unable to provide without the assistance of an independent third-party. Expenses incurred for such third-party services shall be reimbursed by the MLP.

Accounting; administrative; billing and invoicing; books and record keeping; budgeting, forecasting, and financial planning and analysis; management (including the management and oversight of the MLP’s wholesale motor fuel distribution and real estate business consistent with past practice); operations; payroll; contract administration; maintenance of internal controls; financial reporting, including SEC reporting and compliance; office space; purchasing and materials management; risk management and administration of insurance programs; information technology (includes hardware and software existing or acquired in future which title is retained by LGC); in-house legal; compensation, benefits and human resources administration; cash management; corporate finance, treasury credit and debt administration; employee training; and miscellaneous administration and overhead expenses.

B.                                    The following services will also be provided by, or on behalf of, LGC; provided, however, such services may be outsourced to an independent third party such services. Expenses incurred for such third-party services shall be reimbursed by the MLP.

Internal audit; Sarbanes-Oxley compliance; investor relations; legal; technical accounting consulting, employee health and safety; acquisition and divestiture services including professional, consultants and advisor expenses; tax matters - K-1 preparation, tax return compliance, and tax reporting; interest rate hedging and derivatives administration; marketing; property management; environmental compliance and remediation management oversight (with any Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third party claims, that are based on environmental conditions that first arise at Properties following the date hereof and any costs or expenses incurred in connection with environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses being the responsibility of the MLP); regulatory management; real estate administration; investor relations; government and public relations; and other services as required.

A-1

EXHIBIT B

REMEDIATION COST CONTAINMENT POLICIES

B-1